Exhibit 99.2


               METROMEDIA INTERNATIONAL GROUP, INC. AND
                 ALLIANCE ENTERTAINMENT CORP. TO MERGE


          (New York), November 30, 1995 - Metromedia International Group,

Inc. (MIGI) (AMEX:  MMG) and Alliance Entertainment corp. (NYSE:  CDS)

today announced that they have signed a letter of intent to merge

Alliance with a newly-formed, wholly-owned subsidiary of MIGI.

          Upon consummation of the merger, Alliance shareholders will exchange their shares for MIGI common stock with a value of $12.00 for each share of Alliance common stock exchanged (based on the average closing price of the MIGI common stock over the 20 day trading period ended five days prior to the consummation of the merger).  In the event that such average trading price is less than $13.00 per share or greater than $23.00 per share, then the average trading price for purposes of the exchange will be deemed to be $13.00 and $23.00 per share, respectively.

In addition each Alliance shareholder will receive five year warrants to purchase .2 shares of MIGI stock at an exercise price of $21.00 per share in exchange for each share of Alliance common stock exchanged.

          Alliance is the largest full service distributor of pre-

recorded music and music related products in the United States and is also actively engaged in the acquisition and exploitation of proprietary rights with respect to recorded music, video and video CDS.

          The merger of Alliance into Metromedia International Group is one more jewel in the crown as we create a global entertainment,

communications and media company," said John Kluge, Chairman of MIGI.

          Joseph Bianco, chairman of Alliance, said, "We believe the combination of Alliance with MIGI and its substantial film library is the next logical step in the growth of Alliance as an entertainment company."

          Consummation of the transaction remains subject to customary closing conditions including the preparation and execution of definitive documentation, approval of the transaction by the boards of directors and shareholders of Metromedia and Alliance, and the receipt of all regulatory approvals, including the lapse or early termination of the applicable waiting period under Hart-Scott-Rodino.  In addition,

Metromedia Company, an affiliate of MIGI, has agreed to provide to MIGI a guaranty of any financing necessary to repurchase Alliance 11-1/4 senior subordinated notes due 2005 which are tendered pursuant to the change of control provisions governing such notes.

          Metromedia International Group is an international

communications, media and entertainment company.  Its core businesses are

Orion Pictures Corporation, a film production and distribution company with a film library of more than 1,000 titles and Metromedia

International Telecommunications, Inc., a company which operates communications and media businesses in Eastern Europe and former Soviet

Republics.  Metromedia International Group also owns Snapper, Inc. which manufactures and sells lawn and garden equipment.  The company also owns approximately 39% of the outstanding shares of Roadmaster Industries,

Inc. (NYSE:RDM), a leading sporting goods manufacturer.